Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AtaiBeckley Inc. of our report dated August 13, 2025 relating to the financial statements of Beckley Psytech Limited, which appears in Atai Beckley N.V.'s (f/k/a ATAI Life Sciences N.V.) Current Report on Form 8-K dated September 29, 2025.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
March 6, 2026